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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (No. 333-52829 on Form S-3), Amendment No. 1 to the Registration Statement (No. 333-52829 on Form S-3), dated July 2, 1998 and related Prospectus of Pacific Gulf Properties Inc. for the registration of 211,921 shares of Company's common stock. We also consent to the incorporation by reference therein of our report dated February 13, 1998, with respect to the consolidated financial statements and schedule of Pacific Gulf Properties Inc. included in its Annual Report (Form 10-K) for the year December 31, 1997 filed with the Securities and Exchange Commission.


                                                /s/ ERNST & YOUNG LLP


Newport Beach, California
July 2, 1998